EXHIBIT 23 (a)

CONSENT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-29288, 33-29290, 33-82258 33-82260, 33-111263, 33- 111264, and 33-17066) of our reports dated March 9, 2005 with respect to the consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries, X-Rite, Incorporated and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated and subsidiaries, included in this Form 10-K for the year ended January 1, 2005.

Ernst & Young

Grand Rapids, Michigan

March 15, 2005